Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To The Board of Directors
Fushi Copperweld, Inc and Subsidiaries

We consent to the use of our reports dated March 9, 2010, with respect to the consolidated balance sheets of Fushi Copperweld, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Fushi Copperweld, Inc.  We consent to the incorporation by reference in the registration statement on Form S-3/A (No. 333-160449) appearing in this annual report on Form 10-K of Fushi Copperweld, Inc. for the year ended December 31, 2009.

/S/ Frazer Frost, LLP (Successor Entity of Moore Stephens Wurth Frazer and Torbet, LLP, see Form 8-K filed on January 7, 2010)

Brea, California
March 16, 2010